Exhibit 99.1

Gulfstream International Group, Inc. Reports Financial Results

for Third Quarter 2009

Fort Lauderdale, Fla., Nov. 17, 2009 (GLOBE NEWSWIRE) — Gulfstream International Group, Inc. (NYSE Amex:GIA) today reported financial results for the third quarter of 2009. Key points include:

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The operating loss for the September 2009 quarter was $2.9 million, compared to an operating loss of $4.4 million for the comparable quarter of 2008. The operating loss for the nine months ended September 30, 2009 was $144,000, compared to an operating loss of $11.9 million for the comparable period of 2008, which included a $5.0 million loss on aircraft sales.

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The net loss for the September 2009 quarter was $3.5 million, or $1.19 per diluted share, compared to a net loss of $4.1 million, or $1.38 per diluted share, for the comparable quarter of 2008. The net loss for the nine months ended September 30,  2009 was $567,000, or $0.25 per diluted share, compared to a net loss of $8.9 million, or $3.01 per diluted share, for the comparable period of 2008. Net income for the nine months ended September 30, 2009 included a $0.7 million non-cash tax benefit related to a lower valuation allowance for deferred tax assets.

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Revenue from the Cuba charter operation increased 38.1% to $3.1 million during the September 2009 quarter compared to the same period last year due to relaxation of travel restrictions on Cuban Americans earlier this year.

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Essential Air Service revenue of $2.1 million was realized during the current quarter from the five new routes initiated from Continental Airlines' Cleveland hub in October 2008.

Commenting on Gulfstream's financial results for the September 2009 quarter and future strategy, David F. Hackett, President and Chief Executive Officer, stated, “Despite difficult industry conditions, we are pleased to report a year-over-year improvement in our operating results for the September 2009 quarter, which is traditionally our weakest seasonal period. The airline industry has experienced an extremely challenging revenue environment in 2009, which has inexorably led to reduced passenger demand, lower fares and declining unit revenue. To counter the impact of these underlying trends on Gulfstream, we plan to aggressively pursue strategic expansion opportunities in strong regional markets that capitalize on current industry turmoil by filling regional market voids with right-sized aircraft as major airlines eliminate service or reduce capacity. These market opportunities would allow Gulfstream to leverage its fleet of fuel efficient, low-cost, small-gauge aircraft. A relevant example of this strategy is the “Pittsburgh Connector” project recently announced by the Allegheny County Airport Authority that is designed to restore nonstop air service from Pittsburgh International Airport (PIT) to several regional communities.”

“We are thrilled that Gulfstream International Airlines is interested in restoring important regional flights to our world-class airport,” said Allegheny County Executive Dan Onorato. “The Pittsburgh Connector would accomplish two major goals. It would re-establish nonstop air service between Pittsburgh and other Pennsylvania cities, including Harrisburg, and it would help to promote additional regional economic development through increased air traffic and business travel.”

“Gulfstream International is very interested in restoring air service to several communities no longer directly linked to Pittsburgh,” said Gulfstream's Vice President of Corporate Development Mickey Bowman. “Since 2003, important destinations within a 400-mile radius of Pittsburgh no longer have nonstop air service, among them the state capitol in Harrisburg. Gulfstream is committed to providing reliable, quality, regional air service at reasonable prices. We hope this new service can begin as early as the first quarter of 2010 and grow to encompass four to eight communities within the year.”

Third Quarter Revenue and Operations

Total revenue declined 7.3% to $19.5 million for the September 2009 quarter. Airline revenue for the September 2009 quarter, including passenger revenue and Essential Air Service revenue from DOT, declined 12.1% to $15.0 million from $17.2 million for the comparable quarter last year due primarily to declines in passenger demand and yields. Available seat miles (ASM) declined 3.2% for the September 2009 quarter compared to last year, and revenue passenger miles (RPM) declined 15.1%. The resulting load factor declined 6.9 points to 48.7% this quarter from 55.6% for the September 2008 quarter. The average passenger fare for the September 2009 quarter was $140.32, or 2.4% lower than the $143.78 average fare for the second quarter of 2008.

Total operating expenses declined 11.8% to $22.5 million for the September 2009 quarter. Aircraft fuel expense declined 50.1% to $3.5 million for the September 2009 quarter due to a combination of capacity reductions and lower fuel prices. The average price per gallon for jet fuel was $2.17 for the September 2009 quarter, compared to $4.02 for the comparable quarter of 2008. Flight operations expenses increased 35.3% to $4.3 million for the three-month period ended September 30, 2009 compared to the same period last year due primarily to increased wet-lease costs associated with revenue increases in our Cuba charter business. Maintenance expense increased 6.0% to $5.6 million for the three-month period ended September 30, 2009 compared to the same period last year. The increase in maintenance expense was primarily attributable to additional maintenance expenses associated with the Cleveland hub, which began operation in October 2008; additional unplanned engine overhaul events; and expenses associated with enhanced maintenance operations.

About Gulfstream International Group, Inc.

Gulfstream is a regional air carrier based in Fort Lauderdale, Florida, operating for 20 years. The Company specializes in providing travelers with access to niche locations not typically covered by major carriers. Gulfstream International Airlines, Inc. operates more than 150 scheduled flights per day, serving nine destinations in Florida, ten destinations in the Bahamas, five destinations from Continental Airline's Cleveland hub under the Department of Transportation's Essential Air Service Program and charter service to Cuba. For more information on the company, visit the company's website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: its business strategy; its value proposition; the market opportunity for its services, including expected demand for its services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expenses to its customers; certain projected financial obligations; estimates regarding capital requirements; and any other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions, are forward-looking statements. These statements relate to future events or future financial performance and only reflect management's expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in its relationships with employees or code share partners; availability and cost of funds for financing new aircraft and the ability to profitably manage its existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and its operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management's current expectations are contained in Gulfstream's filings with the Securities and Exchange Commission, including Part I, Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the Year Ended December 31, 2008 and subsequent Form 10-Q filings.

Contact
Robert M. Brown, Chief Financial Officer	Stan Altschuler
Gulfstream International Group, Inc.	Strategic Growth International, Inc
954-985-1500 (x236)	saltschuler@sgi-ir.com
www.gulfstreamair.com	Jennifer Zimmons
jzimmons@sgi-ir.com
212-838-1444
www.sgi-ir.com

GULFSTREAM INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2008	2009	2008	2009
Operating Revenues
Passenger revenue	$16,754	$12,946	$72,105	$46,713
Academy, charter and other revenue	4,312	6,579	11,268	20,087
Total Operating Revenues	21,066	19,525	83,373	66,800

Operating Expenses
Flight operations	2,824	3,815	10,211	10,642
Aircraft fuel	7,083	3,537	25,332	10,319
Maintenance	5,317	5,635	18,870	16,610
Passenger and traffic service	4,898	4,865	17,595	14,725
Aircraft rent	1,468	1,428	4,701	4,651
Promotion and sales	1,463	1,124	5,588	3,720
General and administrative	1,655	1,773	5,499	5,401
Depreciation and amortization	280	296	2,472	876
Impairment charge on assets held for sale	496	-	4,963	-
Total Operating Expenses	25,484	22,473	95,231	66,944

Operating profit (loss)	(4,418)	(2,948)	(11,858)	(144)

Non-operating (expense) income
Interest expense	(104)	(527)	(406)	(1,667)
Interest income	14	-	34	2
Other (expense) income	(11)	(54)	(23)	(169)
Total non-operating (expense) income	(101)	(581)	(395)	(1,834)

Profit (loss) before income tax provision (benefit)	(4,519)	(3,529)	(12,253)	(1,978)
Income tax provision (benefit)	(441)	-	(3,344)	(1,411)
Net profit (loss)	$(4,078	$(3,529)	$(8,909)	$(567)

Net Income (Loss) per share:
Basic	$(1.38)	$(1.19)	$(3.01)	$(0.19)
Diluted	$(1.38)	$(1.19)	$(3.01)	$(0.25)

Shares used in calculating net income (loss) per share:
Basic	2,959	2,959	2,956	2,959
Diluted	2,959	2,959	2,956	2,959

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